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                                                                   EXHIBIT 10.32

                               EMPLOYMENT CONTRACT

         This Employment Contract ("Contract") is entered into by and between AMARILLO BIOSCIENCES, INC., a Texas corporation ("Employer"), and DR. PHILIP C. FOX, 6509 Seven Locks Rd., Cabin John, Maryland ("Employee"). ABI and its controlled subsidiaries shall be hereinafter collectively referred to as "ABI Companies". Employer hereby employs Employee, and Employee accepts employment, on the following terms and conditions.

                                    ARTICLE I

                               TERM OF EMPLOYMENT

         1.01. By this Contract, Employer employs Employee and Employee accepts employment with Employer and with such ABI Companies as Employer shall designate for a period of two (2) years from January 1, 1999; however, this Contract may be terminated earlier by Employer for cause, at its option, by giving written notice of termination to Employee, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Contract. "For cause," as used in this Section 1.01, shall mean and include any of the following events:

                   (a) Misappropriation or embezzlement by Employee involving Employer or an ABI Company;

                   (b) The conviction in any jurisdiction of Employee for any crime involving an ABI Company which constitutes a felony;





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                   (c)  Employee's material violation of any of the material
provisions of this Contract; provided, however, that Employer shall give written notice of Employee's violation of such provisions and Employee shall have a period of twenty (20) business days to cure such violation; or

                   (d) Employee shall have become Disabled (as defined in Section 2.01, below), and said Disability shall have continued for a period of six (6) consecutive months, or a period of six (6) months in any twelve (12) month period. All determinations regarding the existence and continuation of a Disability shall be made as provided in Section 2.01, below.

         Termination of this Contract for cause shall be effective upon written notice thereof to Employee. Employee shall thereupon be entitled to compensation earned prior to the date of termination, computed pro rata up to and including the date of termination, shall be entitled to no further compensation, and will be relieved of all duties and obligations under this Contract as of the date of termination; provided, however, that the provisions of Articles VII, VIII, IX, and X shall survive both the expiration of this Contract, or any earlier termination.

         1.02. Employer may terminate this Contract at any time upon two (2) weeks prior written notice to Employee; however, in the event of such termination by Employer without cause, Employer shall continue to pay to Employee the monthly base salary set forth in Section 2.01, below, and all benefits provided herein shall continue, for a period of six (6) months from the date Employee receives notice of termination. In the event Employee





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obtains other employment, compensation earned by Employee during this period will be deducted from Employer's obligation under this Section 1.02.

         1.03. Employee may terminate this Contract solely for cause at his option, by giving written notice of termination to Employer, without prejudice to any other remedy to which Employee may be entitled either at law, or equity or under this Contract. "For cause" as used in this Section 1.03 shall mean and include any of the following events:

                   (a) Employer's material violation of any material provisions of this Contract; provided, however, that Employee shall give written notice of Employer's violation of such provisions and Employer shall have twenty (20) business days to cure any non-monetary violation and three (3) business days to cure any monetary violation; or

                   (b) Bankruptcy, receivership or dissolution of the Employer. Termination of this Contract by the Employee for cause shall be effective, after the expiration of any cure period, upon written notice thereof to Employer. In the event of such termination by Employee for cause, Employer shall continue to pay Employee the monthly base salary as set forth in Section 2.01 through December 31, 2000.

                                   ARTICLE II

                                  COMPENSATION

         2.01. As compensation for all services rendered under this Contract, Employee shall be paid by Employer a salary of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) per month, payable at least monthly during the term of this Contract. The amount paid is to be prorated for any partial employment period.



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         2.02.     In the event Employee becomes Disabled (as hereinafter
defined), Employee shall continue to receive compensation from employer as follows (but only until the expiration of this Contract):

                   (i) during the first two (2) months following a determination of Disability, Employee shall receive compensation at the rate of one hundred percent (100%) of salary;

                   (ii) during the third and fourth months following a determination of Disability, Employee shall receive compensation at the rate of seventy-five percent (75%) of salary; and

                   (iii) during the fifth and sixth months following a determination of Disability, Employee shall receive compensation at the rate of fifty percent (50%) of salary; and

                   (iv) after six (6) months following a determination of disability, Employee's compensation and all fringe benefits shall terminate, but this Contract shall remain in force, and Employee shall remain an employee of Employer, until Employer shall have given notice of termination as provided in Section 1.01, above.

         For purposes of determining the percentage of salary and the duration of payment thereof to which Employee is entitled following a determination of Disability, if Employee resumes full-time employment hereunder after such determination and thereafter becomes Disabled again, such succeeding period of Disability shall be deemed a continuation of the prior period of Disability unless a period of at least six continuous months of active full-time employment has elapsed since the conclusion of the prior period of Disability.

         Notwithstanding anything to the contrary contained in this Section
2.02:

                   (i) During any period of Disability, if Employee receives more than his base monthly salary as provided in
                          Section 2.01 from a combination of (a) disability income insurance proceeds paid





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                           to Employee under any policies owned by and paid for
                           by the Employer and (b) compensation paid by Employer pursuant to this Section 2.02, then any such excess shall be promptly returned by Employee to Employer. For example, if Employee is disabled during the first year of this Agreement such that his compensation under Section 2.01 is $12,500.00 a month
                           ($150,000.00 / 12) and such disability has continued for five (5) months such that Employee is receiving fifty percent (50%) of his salary being $6,250.00 a month, and if Employee receives $7,500.00 from disability income insurance proceeds paid under a policy owned by and paid for by the Employer, then the Employee shall return to Employer the sum of $1,250.00 being the excess of the amount Employee would otherwise receive, over the base monthly salary under Section 2.01 ($6,250.00 + $7,500.00 -
                           $12,500.00); and

                   (ii) Employee shall be conclusively deemed to be Disabled for purposes of this Agreement during any period in which he receives disability insurance proceeds from an insurance carrier pursuant to clause (i)(a).

         For all purposes of this Contract, "Disability" (including the adjective "Disabled") shall mean Employee's inability by reason of physical or mental incapacity to perform the customary duties of his employment for a period of thirty (30) consecutive days or a period of thirty (30) days in any consecutive three (3) month period. If any dispute arises as to the existence of Employee's Disability, such dispute shall be resolved by two licensed physicians, one selected by the Board of Directors of Employer (other than Employee) and one selected by Employee. If the two physicians so selected cannot agree as to whether or not Employee is Disabled, the two physicians so selected shall designate a third physician and the determination of two of the three physicians so selected as to whether or not Employee is Disabled shall be final and binding on the parties for all purposes.


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         2.03.     Employer shall perform an annual performance review of
Employee's performance for the purpose of determining whether Employee's salary and benefits should be increased.

                                   ARTICLE III

                               DUTIES OF EMPLOYEE

         3.01. Employee is employed as Director of Research and Development. Employee shall perform the duties of Director of Research and Development, as such duties may be further set forth by resolution of the Board of Directors of Employer. The expected duties are delineated in Appendix "A" to this Employment Contract; however, Employee understands and agrees that Employer shall have the right to modify such duties from time to time, in consultation with Employee, consistent with the legitimate business needs of Employer. Employee shall devote his entire productive time, ability, attention and energies to the business of Employer during the term of this Contract and during such time, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior consent of the Board of Directors of Employer. The Employer hereby acknowledges that the Board of Directors of Employer approves of the following services by Employee:

                   (a) Continuation of Employee's current professional activities being (i) President of International Society for Oral Oncology; (ii) Member of Advisory Board Sjogren's Syndrome Foundation; (iii) Member of Editorial Boards of Oral Surgery, Oral Medicine and Oral Pathology and Special Care in Dentistry; and





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                   (b)  Review manuscripts for various medical journals.

                   (c)  To honor previously accepted speaking engagements.

         3.02. The principal location of the Employee's employment shall be Montgomery County, Maryland or the immediate vicinity. Employee shall not be required to relocate to Employer's offices in Amarillo, Texas or elsewhere. Until such time as Employer establishes a business office in Montgomery County, Maryland, Employee may perform his duties from his home in Montgomery County, Maryland. In the event Employee, for any reason, is unable to perform his duties from his home, Employer shall, within sixty (60) days notice from Employee to Employer of such inability, rent, purchase or otherwise obtain space in Montgomery County, Maryland sufficient for Employee to perform his duties.

         3.03. The Employer will provide Employee, at Employer's expense, with all computer equipment, telecommunication lines, etc., required in Employer's opinion for Employee's performance of his duties. Ownership of such equipment will remain with the Employer.

                                   ARTICLE IV

                     EMPLOYEE'S OBLIGATIONS AS TO INSURANCE

         4.01. Employee agrees to submit to physical examination as may be required for the obtaining by Employer of insurance on Employee's life, and agrees to consent to the issuance of a policy or policies of insurance on his life, such policies to be owned by Employer, and naming Employer as beneficiary. Upon termination of Employee's employment for any reason, and if requested by Employee, Employer shall assign any such





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policy to Employee, so that Employee shall have the option of keeping the policy in force at Employee's expense. The foregoing notwithstanding, Employer shall be entitled to retain the accumulated cash value of any such policy.

                                    ARTICLE V

                                EMPLOYEE BENEFITS

         5.01. If Employer provides hospital, surgical, medical, dental, group life insurance, performance bonus, or other fringe benefits to its employees, or any of them, at any time during the term of this Contract, Employee shall be entitled to participate in such benefits, on terms and conditions at least as favorable as those accorded to other employees of Employer, subject to insurability. As of the date of execution of this Contract, Employer maintains for its employees $250,000.00 per employee, group accidental death, and $50,000 per employee, group term life.

         5.02. Employee and his immediate family will participate in Employer's health care plan which the Employer shall put in place for Employee in Montgomery County, Maryland in the near future and which shall be with the Preferred Provider Network plan of Blue Cross Blue Shield or an equivalent insurer and plan. In the interim, Employee may obtain health insurance for himself and his immediate family and Employer will reimburse Employee for premiums on said health insurance upon Employee providing written documentation of such premium.

         5.03. During the period of his employment, the Employee shall be entitled to four (4) weeks (twenty (20) business days) of vacation annually and shall receive full





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compensation and benefits during his vacation periods. Vacations shall be taken at such time or times as the Employee and Employer shall mutually agree. One (1) week unused vacation time may be carried forward each year. In addition to vacation time, Employee shall be entitled to such paid sick leave and holidays as are provided to other full-time employees of Employer.

                                   ARTICLE VI

                 REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

         6.01. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment and travel. Further, Employer shall pay for or reimburse to Employee: (i) Employee's dues to professional organizations and professional journals which are approximately $2,000.00 per year; and (ii) for his professional activities including attendance at meetings and conferences, including travel, registration, lodging and related expenses, and also including preparation of presentations and manuscripts which Employee estimates will cost approximately $7,000.00 per year. Employer will reimburse Employee for all such expenses upon Employee's presentation of written expense vouchers, itemizing such expenditures.






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                                   ARTICLE VII

                           PROPERTY RIGHTS OF PARTIES

         7.01. Employee will have access to and become familiar with, during the course of employment, various trade secrets, consisting of formulas, devices, secret inventions, processes, compilations of information, records, and specifications owned by ABI Companies and regularly used in the operation of ABI Companies. Employee shall not disclose any such trade secrets directly or indirectly nor use them in any way either during the term of this Contract or at any time thereafter except as required in the course of his employment with ABI Companies; provided, however, that this Section 7.01 shall not restrict Employee in any manner with respect to any such information or property which is now or which hereafter through no improper act or failure to act on the part of Employee becomes generally known or available to the public without breach of this Contract. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of ABI Companies, whether or not prepared by Employee, shall remain the exclusive property of ABI Companies and shall not be removed from the premises of Employer under any circumstances, except in pursuit of the trade and business of ABI Companies.

         7.02. On the termination of employment or whenever requested by Employer, Employee shall immediately deliver to Employer all property in Employee's possession or under Employee's control belonging to ABI Companies, including but not limited to all accounting records, computer terminals and tapes, disks, or other data storage mechanisms, accounting machines, and all office furniture and fixtures, supplies and other personal





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property in the possession or under the control of Employee, in good condition, ordinary wear and tear excepted, and including without limitation all correspondence files, research data, and patent information or data, of every sort.

         7.03. Employee does not claim any rights or interests in and to trade secrets, formulas, devices, inventions, processes, patents, applications, continuations, copyrights, trademarks, compilations of information, records, specifications, rights, interests and data of any other sort, affecting or pertaining directly or indirectly to the business of ABI Companies as now conducted, or to the patents, trade secrets, and other rights now owned by ABI Companies.

         7.04. Employee agrees that he will promptly and fully inform and disclose to Employer all inventions, designs, improvements and discoveries that Employee may have during the term of this Contract that pertain or relate to the business of ABI Companies or to any experimental work carried on by ABI Companies, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of Employer. Employee shall assist ABI Companies in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by ABI Companies, and shall execute all documents and do all things necessary to obtain such patents for Employer or ABI Companies.

         7.05. It is contemplated that Employee in the course of his employment will be engaged in work involving various patents and secret processes owned by ABI Companies.





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All experiments, developments, formulas, patterns, devices, secret inventions and compilations of information, records, and specifications regarding such matters are trade secrets, which Employee shall not disclose directly or indirectly to anyone other than ABI Companies or their agents, or use in any way, either during the term of this Contract or at any time after the termination of this Contract, except as required in the course and scope of his employment with ABI.

         7.06. During the term of this Contract, Employee shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stock holder, corporate officer, director, or in any other individual or representative capacity engage or participate in any business that is in competition in any manner whatsoever with the business of ABI Companies; provided, however, that Employee may without restriction purchase, own and sell stock or other securities of any company which is neither in the pharmaceutical business, nor engaged in the manufacture, sale, testing or development of products containing interferon alpha, interferon gamma, tumor necrosis factor alpha, lactosucrose, interleukin 18, or some other bioactive substance hereafter developed, or brought under development, by an ABI Company, and with which Employee has been actively involved in his employment with ABI; and further, Employee may without restriction invest in professionally managed mutual funds, where the investment decision regarding specific securities is made by the fund manager, and not by Employee; and Employee may purchase, own and sell stock or other securities of pharmaceutical companies, and companies engaged in the manufacture, sale, testing or development of products containing interferon alpha, interferon gamma, tumor





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necrosis factor alpha, lactosucrose, interleukin 18, or some other bioactive substance hereafter developed, or brought under development, by an ABI Company, and with which Employee had been actively involved in his employment with ABI, as long as Employee is not directly or indirectly through one or more intermediaries in control of or controlled by or under common control with any such company. Furthermore, upon the termination of this Contract, Employee expressly agrees not to engage or participate directly or indirectly in any business that is in competition with the business of ABI Companies, for a period of one (1) year; and further provided, that no business will be considered to be in competition with ABI Companies unless its business relates to the manufacture, sale, testing or development of products containing interferon alpha, interferon gamma, tumor necrosis factor alpha, lactosucrose, interleukin 18, or some other bioactive substance hereafter developed, or brought under development, by an ABI Company, and with which Employee had been actively involved in his employment with ABI. Employer and Employee recognize and agree that ABI Companies may obtain or develop additional technologies from time to time, and if that is the case, and if Employee was actively involved during his employment with such additional technologies, Employer may expand the terms of this non-competition provision by giving written notice to Employee of the additional technologies that are to be protected. Except as specifically limited herein, Employee may purchase, own and sell stock, securities and other investments.

         7.07. In the event of a breach by Employee of any provisions of this Article VII, the parties hereto agree that Employer, in addition to any other remedies to which





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Employer may be entitled at law, shall be entitled to the remedy of specific performance, it being understood and agreed by the parties hereto that damages may be difficult to ascertain, and that an award of damages would in all probability not sufficiently compensate Employer for any breach by Employee of such provisions. ABI Companies are intended third-party beneficiaries of the provisions of this Article VII.

                                  ARTICLE VIII

                                  STOCK OPTIONS

         8.01. Upon commencement of employment on January 1, 1999, Employee shall be awarded options to purchase one hundred thousand (100,000) shares of common stock of ABI pursuant to the Company's 1996 Employee Stock Option Plan, as amended and restated as of May 12, 1998 (the "Plan"). The option price per share under such options shall be one hundred percent (100%) of the Fair Market Value of Employer's common stock as of January 1, 1999, as defined and set forth in Section 4.06 of the Plan. A copy of said Plan is attached to this Employment Contract at Appendix "B", and is hereby incorporated by reference, as if fully herein set forth in its entirety. Reference is made to such Plan for a full explanation of the terms and conditions of the Plan, and options granted to Employee pursuant to this Section 8.01 shall be fully subject to all of the terms, conditions and provisions of the Plan. Options granted under this Section
8.01 to Employee shall also be subject to any future amendments of the Plan, made pursuant to Section 4.10 of the Plan. The options are "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. It is understood and acknowledged that previously the Plan





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contained provisions for five-year vesting, and limited options that may be granted in any one year to any one employee to 50,000 options. The Committee administering the Plan has made the necessary amendments to the Plan, to allow vesting to occur over a three-year period, one-third (1/3) of the options to vest at December 31, 1999, one-third (1/3) at December 31, 2000, and one-third (1/3) at December 31, 2001; and to increase the limit on options granted to one employee in any one year to at least 100,000 options. Said amendments were made by the Committee effective September 12, 1999. The 100,000 options granted to Employee on January 1, 1999 pursuant to this Section 8.01 shall vest one-third (1/3) at December 31, 1999, one-third (1/3) at December 31, 2000, and one-third (1/3) at December 31, 2001.

         8.02. The grant of options described in Section 8.01 above shall include the award of "Limited Rights" within the meaning of Article III of the Plan, relating to each option granted. Said Limited Rights shall be exercisable subject to all of the terms and conditions of the Plan.

         8.03. Employee agrees to execute and deliver to Employer an appropriate incentive stock option agreement, as required by the Internal Revenue Code of 1986 and regulations promulgated thereunder, evidencing the grant of options provided for in this Article VIII.

                                   ARTICLE IX

                             COMPULSORY ARBITRATION

         Employer and Employee desire to avoid and settle without litigation future disputes which may arise between them relative to this Contract. Accordingly, the parties





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agree to engage in good faith negotiations to resolve any such dispute. In the event they are unable to resolve any such dispute by negotiation, such dispute shall be submitted to arbitration to take place in Dallas County in the State of Texas in compliance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration award shall be final and binding upon the parties hereto and may be filed with and enforced by any court of competent jurisdiction.

                                    ARTICLE X

                   ENTIRETY OF AGREEMENT; AMENDMENTS; SURVIVAL

         10.01. This Contract supersedes all other agreements, either oral or in writing, between the parties to this Contract with respect to the employment of Employee by Employer, and this Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

         10.02. This Contract may be amended only by an instrument signed in writing by both parties; and provided further, that no amendment may be executed on behalf of Employer, except pursuant to a resolution of the Board of Directors of Employer.

         10.03. This Agreement shall be binding upon the Employer, its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs and assigns.

         10.04.    The following provisions shall survive the expiration of this
Agreement: ARTICLES VII, VIII, IX and X.






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         IN WITNESS WHEREOF, this Contract is executed by the undersigned as of this ____ day of _______________, 1998.


EMPLOYEE:                                     EMPLOYER:

                                                AMARILLO BIOSCIENCES, INC.

                                                By:
---------------------------                         ---------------------------
PHILIP C. FOX                                       JOSEPH M. CUMMINS, President



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